Exhibit 99.2

IMI Global

2008 Second Quarter Conference Call Script

Call date: Tuesday, July 29, 2008

Call time: 9:30 a.m. Mountain Time

We will dial into ACT Teleconferencing at 9:15 a.m. to get set.

Speaker call-in number is 800-257-6607

Jay Pfeiffer

Good morning and welcome to IMI Global’s 2008 2nd Quarter financial results conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about future revenue, expenses, cash, the Company’s growth strategy, market acceptance of the Company’s products and services, and potential growth and profitability are forward looking statements.  Listeners should not place undue reliance on these statements.  There are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company.

I will now turn the call over to John Saunders, chief executive officer.

John

Thanks, Jay.  This morning we announced financial results that included our first profitable quarter as a public company.  Transitioning to profitability has been a key objective for the entire IMI Global team since inception, and we are proud to have achieved this objective without sacrificing our top line, which continues to grow an at impressive clip.

You’re also probably aware that subsequent to the end of the second quarter we sold three online businesses to Vance Publishing.  This was a strategic move designed to improve our financial strength and re-focus us on our core verification solutions, which are key to our future in that they offer the greatest potential for sustainable, long-term profitable growth.

I’ll get into this transaction in more detail in a few minutes, but first Dannette Boyd, our CFO, will provide a quick recap of our second quarter and six-month financial highlights.

Dannette

Good morning everyone.

As John mentioned, IMI Global transitioned to profitability in the second quarter ended June 30, 2008.  The Company reported net income of $42,700, or less than one cent per basic and diluted share, compared with a net loss of $209,600, or $0.01 loss per basic and diluted share, in the same quarter last year.  The profit was achieved through a combination of steadily increasing revenue and a stable expense base.

Revenue in the second quarter increased 53% to $808,200 from $530,000 in the second quarter a year ago.  Once again, demand for our USVerified solutions was the primary driver.  Specifically, we achieved an 84% increase in verification revenue – to $611,500, or 76% of total revenue, from $333,000 in the second quarter last year.

Our total expense base – which includes our cost of revenue and SG&A line items – amounted to $752,000 in the second quarter versus $733,000 in the same quarter last year.  In other words, we added less than $20,000 in total expense year-over-year (an increase of less than 3%) while our revenue increased nearly $280,000 over the same period (an increase of 53%).

Our transition to profitability in the second quarter led to a $518,000 positive swing on the bottom line through six months.  Net loss year-to-date was just $18,000, or less than one cent per basic and diluted share, compared with a net loss of $500,200, or $0.03 loss per basic and diluted share, in the same period last year.

Again, the improvement was due to a 53% jump in revenue – to $1.5 million from $1.0 million – in conjunction with a modest 2.5% increase in overall expenses.

As John mentioned a moment ago, the divestiture of three of our online businesses had several advantages, one of which was strengthening our financial position.  Part of the proceeds of the sale was used to retire our $350,000 note associated with CattleNetwork and provide working capital to support future growth.  While that note appears on the second quarter financial statements contained in our news release this morning, it will drop off in our third quarter balance sheet.

With that, I’ll turn the call over to John…

John Saunders

Thank you, Dannette.

Again, our transition to profitability is a key milestone in the evolution of IMI Global.  It’s one thing to grow the top line as we have, but it’s another thing to do it in a profitable manner.  We now have in place a lean but very productive infrastructure — including personnel and systems — that can continue to leverage revenue growth without adding significantly to our cost structure.  Under our current operating plan, any material growth in our cost structure moving forward would be warranted only by significant revenue growth.  I want to take a moment to thank all of our employees for supporting our objectives. I would also like to thank our loyal shareholders who have provded us tremendous support through our transition to profitability.  We believe profitable growth is the best and fastest way to build shareholder value.

The second important step we’ve taken recently to build value is our divestiture of CattleNetwork, CattleStore and AgNetwork – all of which were sold early in the third quarter to Vance Publishing.  While these online businesses are all high quality enterprises and were important to us in what I’ll call our formative years, our verification and identification solutions have progressed to the point that we felt the Company would be best served by focusing more resources and attention on them.

The transaction with Vance, which closed early in the third quarter, was valued at $2.1 million and included $800,000 in cash and $1.3 million in prepaid advertising credits in Vance’s many publications – including magazines, websites, and newsletters — that cater to the markets we serve.  Publications like including Drover’s, Pork, Bovine Veterinarian and Dairy Herd Management – all of which are very successful and highly popular publications with wide circulation to potential IMI customers.  We have also been engaged by Vance under a separate agreement to provide network maintenance and support for the websites and, further, are in discussions with Vance regarding other website businesses we manage and/or are developing.

The net effect of the transaction is this: Vance Publishing has acquired excellent businesses that they are well equipped to build into much larger enterprises that can enhance Vance’s reputation as an innovative leader in agricultural media.  At the same time, IMI Global has strengthened its financial position, eliminated its long-term debt and aligned itself in a three-year marketing partnership with a industry powerhouse that has the ability help us attract new customers for our verification solutions and build that segment of our business on an accelerated basis.

Our verification solutions include our flagship USVerified offering, which has been driving tremendous revenue growth and which most of you are well acquainted with.  In addition, more recently we became the exclusive worldwide marketing partner for Born & Raised in the USA® — a labeling program ideally suited to help producers, packers and retailers comply with the fast approaching September 2008 deadline for compliance with country of origin labeling (COOL) prescribed by the 2008 Farm Bill.  Our partner in this project has registered trademarks on the distinctive American flag logo that reads “Born & Raised in the USA” with separate versions for beef, pork, poultry, lamb, fish and game.  As we discussed on a previous conference call, this label is currently being used on a voluntary basis in certain retail stores as a means of promoting domestic meat products but soon will carry much more weight as a mandated confirmation of country of origin.  We believe IMI Global’s strong customer relationships involving third party verification combined with Born & Raised in the USA’s distinctive logo and head start in the business give us an excellent chance to establish this brand as an industry standard.

We intend to market these solutions aggressively under our $1.3 million prepaid advertising arrangement with Vance and have absolutely no reason to believe we won’t be successful in attracting new customers and further building our top line.

I want to thank you for joining the call today and for supporting IMI Global.  We look forward to updating you on our progress in our next conference call.

Operator, you can open the call to questions…